Exhibit 99.2

NEWS RELEASE

LINN ENERGY SUCCESSFULLY COMPLETES FINANCIAL RESTRUCTURING

HOUSTON, February 28, 2017 – LINN Energy, Inc., the reorganized successor to LINN Energy, LLC, and its affiliated entities (the “Company” or “LINN”), today announced that it has emerged from Chapter 11 restructuring. Pursuant to the Plan of Reorganization, LINN and Berry Petroleum (“Berry”) will operate as stand-alone companies.

Through the restructuring, LINN has reduced debt by more than $5 billion to total debt of $1.012 billion and pro forma net debt of $962 million, resulting in $730 million of liquidity. The new structure significantly enhances financial flexibility and positions the Company for long-term success.

Mark E. Ellis, President and Chief Executive Officer, said, “Today marks a new beginning for our company and all of our stakeholders. With significantly less debt and an infusion of new equity capital, we have ample liquidity to accelerate growth in our core areas, including our SCOOP/STACK/Merge position. We are confident that our diverse and high-quality asset base will serve as a foundation for our future success.”

The following are highlights of LINN’s asset position:

•	~185,000 net acres in SCOOP/STACK/Merge – a premier onshore play

•	Including ~49,000 net acres in the highly prospective Merge, where LINN holds a dominant position and operates a 60 MMcf/d refrigeration plant with expansion capability

•	2.6+ million net acres (98%+ HBP) with exposure to emerging stacked pay opportunities in Mid-Continent, Rockies, East Texas and North Louisiana

•	Predictable, low-cost base production which averaged 828 MMcfe/d in 2016 (13% decline rate)

•	Proved Developed PV-10 of ~$3.1 billion at February 15, 2017 strip pricing

A supplemental presentation has been posted to the Company’s website, which includes an overview of the emerging company, an update on the capital structure, operational highlights of LINN’s asset areas and additional information on the asset sales.

Effective today, the Company’s Board of Directors are comprised of members of management and representatives of the Company’s largest shareholders. The new directors are:

•	Mark E. Ellis, President and Chief Executive Officer at the Company

•	David B. Rottino, Executive Vice President and Chief Financial Officer at the Company

•	Matthew Bonanno, Partner at York Capital Management

•	Phil Brown, Partner at P. Schoenfeld Asset Management

•	Evan Lederman, Managing Director and Partner at Fir Tree Partners

•	Kevin Mahony, Principal at Centerbridge Partners

•	Andy Taylor, member of the investment team of Elliot Management Corporation

The Board of Directors has engaged Jefferies LLC as lead advisor and has initiated a process to explore and evaluate potential strategic alternatives, which includes marketing five non-core assets. The Company has retained the following advisors to work alongside Jefferies LLC in the sales process: RBC Richardson Barr will market the Williston and Permian packages, CIBC Griffis & Small will market the South Texas and Salt Creek packages, and Tudor Pickering, Holt & Co. will market California. The proceeds received of any future asset sale will further de-lever the Company’s balance sheet and allow for flexibility to focus resources on the remaining growth assets.

The new Board of Directors collectively echoed Mr. Ellis’ comments and said, “We are very excited for the prospects of LINN as we transition from an upstream MLP to a growth-oriented E&P company. We also believe the asset sales will allow us to re-deploy capital to focus on significant growth opportunities and position LINN to maximize returns for shareholders.”

“We thank our outstanding employees for their unwavering commitment throughout the restructuring process.” said Mark E. Ellis. “Because of their efforts, we were able to achieve strong operational results and reduce costs while working safely. Looking ahead, our employees are critical in creating future value and driving the Company’s success.”

Kirkland & Ellis LLP served as legal adviser to LINN, Lazard served as financial adviser and AlixPartners served as restructuring adviser. Jefferies LLC is serving as lead financial advisor in the strategic review process.

Link to the supplemental presentation: http://ir.linnenergy.com/presentations.cfm

Forward-Looking Statements

Statements made in this press release that are not historical facts are “forward-looking statements.” These statements are based on certain assumptions and expectations made by the Company which reflect management’s experience, estimates and perception of historical trends, current conditions, and anticipated future developments. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or anticipated in the forward-looking statements. These include risks relating to financial performance and results, ability to improve our financial results and profitability following emergence from bankruptcy, availability of sufficient cash flow to execute our business plan, continued low or further declining commodity prices and demand for oil, natural gas and natural gas liquids, ability to hedge future production, ability to replace reserves and efficiently develop current reserves, the regulatory environment and other important factors that could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. These and other important factors could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. Please read “Risk Factors” in the Company’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other public filings. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information or future events.

PV-10

PV-10 represents the present value, discounted at 10% per year, of estimated future net cash flows. The Company’s calculation of PV-10 herein differs from the standardized measure of discounted future net cash flows determined in accordance with the rules and regulations of the SEC in that it is calculated before income taxes and including the impact of helium, using strip prices as of February 15, 2017, rather than after income taxes and not including the impact of helium, using the average price during the 12-month period, determined as an unweighted average of the first-day-of-the-month price for each month. The Company’s calculation of PV-10 should not be considered as an alternative to the standardized measure of discounted future net cash flows determined in accordance with the rules and regulations of the SEC.

Net Debt

Net debt is defined by the Company as total debt less cash and cash equivalents.

CONTACTS: LINN Energy, Inc.

Investors:

Thomas Belsha, Director — Investor Relations

Brandon Powell, Analyst — Investor Relations

(281) 840-4110

ir@linnenergy.com